Exhibit 99.1

For Immediate Release

Contact: Jane Forbes

770-829-8234 Voice

770-829-8267 Fax

investor.relations@globalpay.com

Phyllis McNeill

770 829-8245 Voice

phyllis.mcneill@globalpay.com

Global Payments Announces Two-for-One Stock Split

ATLANTA, July 20, 2005 — Global Payments Inc. (NYSE: GPN), a leader in electronic transaction processing solutions, announced today that its board of directors authorized a two-for-one stock split to be effected in the form of a stock dividend. As a result of the stock split, each shareholder will be entitled to receive one additional share of Global Payments’ common stock for each share of common stock held of record on October 14, 2005. Global Payments expects the shares resulting from the split to be distributed by its transfer agent on October 28, 2005. The stock split will increase the number of shares of Global Payments’ common stock outstanding from approximately 39 million to 78 million shares.

Global Payments Inc. (NYSE:GPN) is a leading provider of electronic transaction processing services for consumers, merchants, Independent Sales Organizations (ISOs), financial institutions, government agencies and multi-national corporations located throughout the United States, Canada, Latin America and Europe. Global Payments offers a comprehensive line of processing solutions for credit and debit cards, business-to-business purchasing cards, gift cards, electronic check conversion and check guarantee, verification and recovery including electronic check services, as well as terminal management. The company also provides consumer money transfer services from the U.S. and Europe to destinations in Latin America, Morocco and the Philippines. For more information about the company and its services, visit www.globalpaymentsinc.com.

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